UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
July 31, 2013

Rockwell Collins, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-16445	52-2314475
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation or organization)		Identification No.)

400 Collins Road NE
Cedar Rapids, Iowa		52498
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (319) 295-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act
(17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
(17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the
Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the
Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers, Compensatory Arrangements of Certain Officers.
Retirement of Mr. Jones; Appointment and Election of Mr. Ortberg
Clayton M. Jones, Chief Executive Officer and Chairman of the Board of Rockwell Collins, Inc. (the “Company”), retired as the Company's Chief Executive Officer effective as of July 31, 2013. In accordance with a Transition and Consulting Agreement (the “Agreement”) summarized below, Mr. Jones will serve on the Company's Board of Directors as its Non-Executive Chairman until July 31, 2014 and will serve as a consultant to the Company for a two year period thereafter.
Effective August 1, 2013, the Company appointed Robert K. (Kelly) Ortberg, age 53, as the Company's Chief Executive Officer and President. On that date, he was elected as a member of the Company's Board of Directors as a Class II Director until the Company's 2015 Annual Meeting of Shareowners. Mr. Ortberg was also appointed to the Executive Committee of the Company's Board of Directors. The Company's press release announcing these management changes is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Mr. Ortberg has over 25 years' of experience with the Company. He served as the Company's President from September 2012 to August 2013, as its Executive Vice President, Chief Operating Officer, Government Systems from February 2010 to September 2012 and as its Executive Vice President, Chief Operating Officer, Commercial Systems from October 2006 to February 2010. There are no relationships or arrangements regarding Mr. Ortberg that are disclosable pursuant to Items 401(b), 401(d) or 404(a) of Regulation S-K.
In consideration of his increased responsibilities, effective August 1, 2013, Mr. Ortberg's annual salary increased from $700,000 to $900,000 and his target bonus under the Company's annual incentive plan increased from 95% to 110% of his annual salary. Further, Mr. Ortberg is expected to receive an additional long-term incentive compensation grant with a value of $1,227,800 subject to Compensation Committee approval on September 18, 2013. Half of the value is expected to be granted in the form of stock options and half in the form of performance shares. The number of stock options to be granted is expected to be determined by dividing $613,900 by the fair value of one stock option (using a Binomial Lattice option pricing model for valuation) and rounded up to the nearest 100 shares. The options vest in three equal amounts on the first, second and third anniversaries of the grant date. The number of performance shares that vest will be subject to the achievement of the Company's cumulative sales and return on sales goals, as well as its total shareowner return compared to a peer group, over the Company's fiscal 2013-2015 performance period.
Transition and Consulting Agreement
As Non-Executive Chairman, Mr. Jones will, as requested by the Board of Directors, consult, advise and assist with matters including, (i) presiding at Company Board meetings and the Company's Annual Meetings, (ii) working with the Company's Chief Executive Officer and Lead Independent Director to set Board meeting agendas, (iii) providing input and guidance on setting the Company's strategy and direction, (iv) playing a role in representing the Company to external stakeholders, (v) representing the Company in selected interactions with employee groups, industry associations and forums and at community events, (vi) providing advice and counsel to the Chief Executive Officer, (vii) providing feedback to the Board of Directors on the progress and development of the Chief Executive Officer and (viii) performing such other duties as may be assigned by the Board of Directors from time to time.
As Non-Executive Chairman, Mr. Jones will receive the standard compensation payable to the Company's other non-employee directors, as described in the Company's most recent Proxy Statement. In addition, he will receive a Non-Executive Chairman retainer, consisting of $250,000 in cash paid in quarterly installments, subject to deferral into restricted stock units, and a grant of restricted stock units with a value of $250,000. The grant of restricted stock units will be made following the Company's 2014 Annual Meeting. While serving as Non-Executive Chairman, Mr. Jones will receive an office at the Company's headquarters, administrative support, use of Company aircraft while traveling on Company business, a Company cell phone and computer and reimbursement of his business-related expenses.

As a consultant, Mr. Jones will facilitate the orderly transition of his responsibilities to the new Chairman of the Board of Directors and be available to attend to Company matters as requested by the Board of Directors or the Company's Chief Executive Officer. Mr. Jones will receive $300,000 during the first year of the consulting term and $150,000 in the second year. He will also be entitled to administrative support and reimbursement of his business-related expenses.
Mr. Jones will be subject to non-competition and non-solicitation covenants and has agreed to comply with all Company policies relevant to his activities, including the Company's Standards of Business Conduct.
Item 9.01.    Financial Statements and Exhibits.
(d) Exhibits.
99.1 Press Release of the Company dated August 1, 2013

Signature
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ROCKWELL COLLINS, INC.
(Registrant)

Dated:	August 1, 2013	By	/s/ Gary R. Chadick
Gary R. Chadick
Senior Vice President,
General Counsel and Secretary

Exhibit Index

99.1    Press Release of the Company dated August 1, 2013